Exhibit 99.1

For Immediate Release	Contact: Rick DeLisi
November 10, 2003	Director, Corporate Communications (703) 650-6550

Atlantic Coast Airlines Pilots Approve Revised Contract

Crew Members Embrace New Low-Fare Carrier With Overwhelming Support

Dulles, VA, (November 10, 2003)—Atlantic Coast Airlines, the Dulles, VA-based carrier (ACA) (NASDAQ/NM: ACAI) announced it has been informed by the Air Line Pilots Association (ALPA) that ACA’s pilots have overwhelmingly ratified a revised contract that includes market-based pay rates and work rule improvements designed to give the company a competitive advantage as it moves forward toward operating as an independent low-fare airline. The new agreement is conditional and goes into effect only as the company implements its low-fare airline plans, with the current ACA pilot agreement remaining in effect until then.

Atlantic Coast Airlines President Tom Moore said, “The overwhelming support of our pilots is another strong indication of continued progress with our plan to launch, a new low-fare carrier to serve the Washington Dulles market. We remain confident that we are moving in the direction that will provide the best possible future for this company, its stockholders and employees.”

Steve Hunt, Chairman of ACA’s Master Executive Council which represents the company’s 1,700 pilots said, “The pilot group is very excited about transforming ACA into an independent low-fare airline. 93% of our eligible crew members participated in the ratification process, and of those, 97% voted in favor of the agreement. This is a clear demonstration that we are absolutely unified in our commitment to working with all ACA employees to ensure the success of our new airline.”

ACA currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport. The company has a fleet of 148 aircraft—including a total of 120 regional jets—and offers over 840 daily departures, serving 84 destinations. ACA employs approximately 4,600 aviation professionals.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.

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Statements in this press release and by company executives regarding its implementation of new business strategies and its relationship with United Airlines, Inc., regarding the unsolicited acquisition proposal by Mesa Air Group, Inc. and other matters, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: the costs of reviewing and responding to the unsolicited proposal, and other impacts of the proposal on the company’s operations; United’s option under bankruptcy rules to assume or reject the existing United Express Agreement; the timing of any disengagement by the company as a United Express carrier under the United Express Agreement or pursuant to bankruptcy court proceedings and impact on the company’s ability to operate an independent airline; the ability to effectively implement its low-fare business strategy utilizing regional jets; the ability to acquire and obtain financing for any additional aircraft intended to be operated; the availability of additional or alternative business opportunities for the company’s operations; the effects of United’s bankruptcy proceedings; the continued financial health of Delta Air Lines, Inc., and the ability and willingness of Delta to continue to deploy the company’s aircraft and to utilize and pay for scheduled service at agreed upon rates; availability and cost of product support for the company’s 328JET aircraft; unexpected costs arising from the insolvency of Fairchild Dornier; general economic and industry conditions; additional acts of war or terrorism; and risks and uncertainties arising from the events of September 11, any of which may impact the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the six-month period ended June 30, 2003. These statements are made as of November 10, 2003 and ACA undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

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